Exhibit 10.1
Summary of Non-Employee Director Compensation

Annual Cash Retainer Fee	$68,000
Lead Director Additional Annual Cash Retainer	$20,000

Annual Equity Retainer (in common stock equivalent)†	$100,000
Annual Retainer - Committee Member:
Audit	$12,000
Leadership Development and Compensation Committee	$6,000
Nominating/Corporate Governance Committee	$6,000

Additional Annual Retainer for Committee Chairs:
Audit	$15,000
Executive	$15,000
Leadership Development and Compensation	$15,000
Nominating/Corporate Governance	$15,000
Subsidiary Board Retainers:*
Annual Retainer- Subsidiary Board Member**                                   $9,000
Additional Annual Retainer- Subsidiary Board Lead Director***                         $15,000
In the event of extraordinary circumstances resulting in an excessive number of Board or Committee meetings beyond the typical number of meetings of a Board or Committee in a given year, the Board retains discretion to pay an additional per meeting fee of $1,500 to each attending non-employee director that is a member of such Board or Committee.
† The number of shares to be based upon the closing price of a share of the Company’s common stock on the date of the grant.
* Subsidiary Boards include the Boards of Directors for New Jersey Natural Gas, NJR Energy Services, NJR Clean Energy Ventures and NJR Energy Investments.
**Subsidiary Board Member Annual Retainers and any additional meeting fees are based upon each member only being compensated for one meeting when joint Boards of Directors meetings occur.
***Lead Directors of more than one subsidiary Board will only be paid a single annual retainer fee of $15,000 for service as Lead Director on those Boards.